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CONSENT OF INDEPENDENT AUDITORS

CrestFunds, Inc.:

We consent to the reference to Deloitte & Touche LLP in Post-Effective Amendment No. 32 to Registration Statement No. 811-6557 of STI Classic Funds under the caption "Financial Highlights" in the September 24, 1999 Prospectus and Statement of Additional Information, under the caption "Financial Statements" both of which are part of such Registration Statement.



/s/DELOITTE & TOUCHE LLP
New York, New York
September 24, 1999